Exhibit 99.1

Moleculin Issues New Positive AML Overall Survival Data:

Median Overall Survival (OS) of 15 months for subjects with complete remission (n=8)

Median OS of 2nd Line efficacy evaluable population of 12 months (n=9)

Median OS of Intent to Treat population (1L-7L) of 9 months (n=22)

OS demonstrated by Annamycin in the MB-106 trial is significantly above industry expectations for relapsed AML (4-6 months)

Clinical study report anticipated in Q1 2026

Company continues to execute Part A of the pivotal MIRACLE Phase 3 trial

HOUSTON, August 27, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced the completion of its Phase 1B/2 (MB-106) clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with acute myeloid leukemia (AML). Database lock for the trial is expected by the end of September, with the final clinical study report (CSR) projected to be published in early Q1 2026.

In total, 22 subjects were enrolled in the trial, with all subjects (1L-7L) who received AnnAraC per protocol having completed their efficacy evaluations (n=20). The updated overall survival (OS) data reveal the following:

●	Median OS for Complete Remissions (CR): 15 months (n=8) with 4 subjects alive at study close
●	Median OS for the intent to treat (ITT) Population (1L-7L): 9 months (n=22; 13 subjects experienced an event, 9 subjects censored)
●	Median OS for 2L Efficacy Evaluable Population: 12 months (n=9)

“Industry publications1 note that the typical OS for relapsed AML patients is roughly 4-6 months, these results highlight a remarkable improvement, exceeding expectations by 30% or more,” said Walter Klemp, Chairman and CEO of Moleculin Biotech.

As previously reported, 8 subjects in the ITT population of 22 (36%) achieved a complete remission (CR) following treatment with AnnAraC. Among the subjects treated in the second line (2L) setting (n=10), the CR rate (the same primary efficacy endpoint as in the ongoing Phase 2B/3 pivotal MIRACLE trial), was 50%. Median durability for the 8 subjects achieving a CR was 10 months and continuing at the end of the study. CR durability ranged from 2 months to 22 months. CRs were achieved in subjects with a variety of prior treatments, including traditional 7+3 and venetoclax regimens.

“We are glad to finally be in a position to close out our last Phase 2 AML trial, MB-106 by having completed follow-up on all subjects – some with durable CRs continuing – with database lock expected by the end of next month. While still technically preliminary, we are extremely pleased with the results of the MB-106 trial and look forward to the final CSR. These 2L data formed the basis for the design of the Phase 2B/3 pivotal MIRACLE trial with which we aim to gain eventual approval of Annamycin to serve the unmet need in 2L AML,” added Walter Klemp, Chairman and CEO of Moleculin. “We continue to see meaningful, positive trends across all data points, particularly in overall survival and durability. Of note, an 80+ yr old subject who achieved a CR with one cycle of Annamycin and then received two maintenance cycles of Annamycin finally relapsed after 600+ days. He then received a [fourth] round of Annamycin under compassionate use and is now back in remission. These data are very exciting and continue to give us hope that Annamycin has the potential to address the significant unmet need for safe and effective therapies for R/R AML. We also need to reemphasize that we have not seen any cardiotoxicity in any of the subjects to date, a key aspect of Annamycin.”

“We can now also report that 50% of subjects achieving CR moved on to a curative bone marrow transplant, which is the most sought-after goal of any induction therapy in AML,” Mr. Klemp continued. “The results we have seen in 2L patients are better than any drug ever approved for second line AML and more than double the average for the last five drugs approved for 2L use.”

“Looking ahead, we are focused on driving Part A of our Phase 3 MIRACLE trial forward and remain on track recruit the first 45 enrolled patients before the end of this year on which safety and efficacy will be unblinded. The final data from MB-106, coupled with the expected data from the MIRACLE trial will be invaluable as we continue to unlock the full potential of Annamycin for the treatment of AML,” concluded Mr. Klemp.

The median age of subjects in MB-106 is 68 years. A total of 18 subjects had relapsed/refractory AML and 4 subjects were first line treatment. Two subjects discontinued early due to allergic reactions. All subjects who completed treatment had undergone post therapy disease response assessments (bone marrow assessment and/or peripheral blood evaluation) (Day 15 or later). No clinically significant signs of cardiotoxicity were noted during or after treatment in any of the subjects enrolled. The combination was well tolerated with myelosuppression and infections being the main adverse events (AEs). All data from MB-106 is preliminary and subject to change.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

The Company is currently evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) in a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This global Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) includes sites in the US, Europe and the Middle East. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

1 - Bruno C. Medeiros, Is there a standard of care for relapsed AML?, Best Practice & Research Clinical, Haematology, Volume 31, Issue 4, 2018, Pages 384-386, ISSN 1521-6926; Roboz GJ, Sanz G, et al. Guadecitabine vs TC in relapsed/refractory AML after intensive chemotherapy: a randomized phase 3 ASTRAL-2 trial. Blood Adv. 2024 Apr 23;8(8):2020-2029. doi: 10.1182/bloodadvances.2023012062. PMID: 38231126; PMCID: PMC11103175.; Faderl S, Wetzler M, et al. Clofarabine plus cytarabine compared with cytarabine alone in older patients with relapsed or refractory acute myelogenous leukemia: results from the CLASSIC I Trial. J Clin Oncol. 2012 Jul 10;30(20):2492-9. doi: 10.1200/JCO.2011.37.9743. Epub 2012 May 14. PMID: 22585697; PMCID: PMC4874149.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the MB-106 database lock for the trial and the publication of the final CSR, the timing of the release of the initial data on the first 45 subjects in the MIRACLE trial, and the Company’s ability to reconcile the US and EU MIRACLE protocols with the FDA and EMA, respectively. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com